Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-205584

September 21, 2015

Applied Materials, Inc.

Pricing Term Sheet

2.625% Senior Notes due 2020

Issuer:	Applied Materials, Inc.

Title:	2.625% Senior Notes due 2020

Principal Amount:	$600,000,000

Coupon:	2.625%

Maturity Date:	October 1, 2020

Treasury Benchmark:	1.375% due August 31, 2020

Benchmark Treasury Price and Yield:	99-14+; 1.490%

Spread to Treasury:	Plus 115 basis points

Yield to Maturity:	2.640%

Price to Public:	99.930% of the principal amount

Interest Payment Dates:	Semi-annually on October 1 and April 1, commencing on April 1, 2016

Optional Redemption:	The 2020 notes will be redeemable in whole or in part at any time prior to September 1, 2020 (one month prior to the maturity of the 2020 notes) at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the 2020 notes) plus 20 basis points, provided that, if the 2020 notes are redeemed on or after September 1, 2020 (one month prior to the maturity of the 2020 notes) the redemption price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

Change of Control Put:	101% of the principal amount plus accrued interest

Settlement Date:	T+3; September 24, 2015

Ratings:*	A3/A-

CUSIP/ISIN:	038222AH8 / US038222AH86

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. Mitsubishi UFJ Securities (USA), Inc. Goldman, Sachs & Co.

Co-Managers:

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Mizuho Securities USA Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

BNY Mellon Capital Markets, LLC

KeyBanc Capital Markets Inc.

3.900% Senior Notes due 2025

Issuer:	Applied Materials, Inc.

Title:	3.900% Senior Notes due 2025

Principal Amount:	$700,000,000

Coupon:	3.900%

Maturity Date:	October 1, 2025

Treasury Benchmark:	2.000% due August 15, 2025

Benchmark Treasury Price and Yield:	98-09; 2.194%

Spread to Treasury:	Plus 175 basis points

Yield to Maturity:	3.944%

Price to Public:	99.638% of the principal amount

Interest Payment Dates:	Semi-annually on October 1 and April 1, commencing on April 1, 2016

Optional Redemption:	The 2025 notes will be redeemable in whole or in part at any time prior to July 1, 2025 (three months prior to the maturity of the 2025 notes) at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the 2025 notes) plus 30 basis points, provided that, if the 2025 notes are redeemed on or after July 1, 2025 (three months prior to the maturity of the 2025 notes) the redemption price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

Change of Control Put:	101% of the principal amount plus accrued interest

Settlement Date:	T+3; September 24, 2015

Ratings:*	A3/A-

CUSIP/ISIN:	038222AJ4 / US038222AJ43

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. Mitsubishi UFJ Securities (USA), Inc. Goldman, Sachs & Co.

Co-Managers:

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Mizuho Securities USA Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

BNY Mellon Capital Markets, LLC

KeyBanc Capital Markets Inc.

5.100% Senior Notes due 2035

Issuer:	Applied Materials, Inc.

Title:	5.100% Senior Notes due 2035

Principal Amount:	$500,000,000

Coupon:	5.100%

Maturity Date:	October 1, 2035

Treasury Benchmark:	3.000% due May 15, 2045

Benchmark Treasury Price and Yield:	99-15; 3.027%

Spread to Treasury:	Plus 210 basis points

Yield to Maturity:	5.127%

Price to Public:	99.663% of the principal amount

Interest Payment Dates:	Semi-annually on October 1 and April 1, commencing on April 1, 2016

Optional Redemption:	The 2035 notes will be redeemable in whole or in part at any time prior to April 1, 2035 (six months prior to the maturity of the 2035 notes) at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the 2035 notes) plus 35 basis points, provided that, if the 2035 notes are redeemed on or after April 1, 2035 (six months prior to the maturity of the 2035 notes) the redemption price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

Change of Control Put:	101% of the principal amount plus accrued interest

Settlement Date:	T+3; September 24, 2015

Ratings:*	A3/A-

CUSIP/ISIN:	038222AK1 / US038222AK16

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. Mitsubishi UFJ Securities (USA), Inc. Goldman, Sachs & Co.

Co-Managers:

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Mizuho Securities USA Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

BNY Mellon Capital Markets, LLC

KeyBanc Capital Markets Inc.

*	The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Mitsubishi UFJ Securities (USA), Inc. collect at 1-877-649-6848.

4